EXHIBIT 10.3

SECOND TRANSITION AMENDMENT [* * *]

THIS SECOND TRANSITION AMENDMENT (the “Second Amendment”) is made and entered into as of this 29th day of June, 2007 (the “Effective Date’) by and between SANMINA-SCI Corporation, a Delaware corporation having its principal place of business at 2700 North First Street, San Jose, California 95134 on behalf of itself and its subsidiaries and affiliates (collectively “SANMINA-SCI”) and Overland Storage, Inc., a California corporation having its principal place of business at 4820 Overland Avenue, San Diego, CA 92123 (“Overland”).  SANMINA-SCI and Overland are collectively referred to as the “Parties.”

W I T N E S S E T H

WHEREAS, the Parties are parties to a Transition Amendment [* * *] dated September 29, 2006 (“Transition Amendment”) pursuant to which they amended the Manufacturing and Supply Agreement dated as of November 23, 2004, as amended by Amendment No. 1 dated May 30, 2005 and as amended by Amendment No. 2, dated January 1, 2006 (as so amended (the “Agreement”) pursuant to which SANMINA-SCI has agreed to manufacture certain products for Overland; and

WHEREAS, the Parties have resolved all open issues in the Transition Amendment, including the Transition Plan and wish to amend the Transition Amendment to reflect such resolutions

NOW, THEREFORE, in consideration of the premises and covenants contained herein and for other consideration, the receipt and sufficiency of all such consideration being expressly acknowledged by the parties hereto, the parties agree as follows:

1.                                       [* * *].  Overland hereby agrees that Sanmina-SCI has met all conditions for [* * *] provided for in paragraph 4(a) of the Transition Agreement to transfer the manufacture of the Products from Sanmina-SCI to Overland in accordance with the transition plan set forth in Exhibit A of the Transition Agreement (the “Transition Plan”).

2.                                       [* * *].  Upon Overland’s payment to Sanmina-SCI of the Settlement Amount (as adjusted as set forth below), Sanmina-SCI hereby agrees that Overland will have met all conditions for [* * *] provided for in paragraph 4(b) of the Transition Agreement to transfer the manufacture of the Products from Sanmina-SCI to Overland in accordance with the Transition Plan.  The Settlement Amount shall be [* * *] (as adjusted pursuant to paragraph e below) and will be paid in accordance with the following:

a.               On or before June 29, 2007, Overland shall issue to Sanmina-SCI a purchase order [* * *] (the “June Order”), which reflects the value of the Obsolete Components at Sanmina-SCI. Sanmina-SCI shall, under Overland’s observation and verification, dispose of the Obsolete Components, at Sanmina-SCI’s factory or warehouse, on or before July 31, 2007. Overland shall pay the entire amount of the June Order no later than July 31, 2007.

b.              In addition to the June Order (which relates to the obsolete Components), on or before September 1, 2007, Overland shall issue to Sanmina-SCI purchase orders for “Active Components” [* * *], less the aggregate value of previously issued purchase orders for Active Components, and subject to adjustment as indicated in paragraph e below (all such purchase orders in the aggregate face amount of [* * *] being collectively referred to as the “September Order”).  The parties expressly agree that the June Order (which covers Obsolete Components rather than Active Components) does not constitute a “previously issued purchase order for Active Components.”  Sanmina-SCI shall deliver the Active Components no later than September 30, 2007. Overland shall pay for the September Order (as adjusted below) no later than 30 days after the delivery date.

c.               Attached as Exhibit A is a preliminary statement of the [* * *] worth of raw material, parts and components to which Overland acquires ownership as a result of the June Order and September Order (the “Purchased Components”).  Sanmina-SCI shall arrange for the Purchased Components to be warehoused at a location of its choosing and at its expense. Title and risk of loss of the Purchased Components shall transfer to Overland Ex Works Sanmina-SCI’s facility (Incoterms 2000) at the time Sanmina-SCI delivers (or in the case of the June Order makes the Purchased Components available for inspection) the Purchased Components to Overland at Sanmina-SCI’s facility.

d.              Sanmina-SCI shall retain ownership of, and Overland shall have no liability for, all other raw material, parts and components not included in the Purchased Components.  Sanmina-SCI shall be entitled to dispose of such other material, parts and components as Sanmina-SCI sees fit, and Sanmina-SCI shall retain all sums received as a result of their disposition.

e.               The parties acknowledge that Exhibit A may not be precisely accurate and that the actual amount of the Purchased Components delivered to Overland will be subject to Overland’s (1) verification of quantity with respect to the June Order and (2) inspection and verification of the quantity and condition with respect to the September Order, with the result that the total amounts due from Overland will be the lesser of (i) [* * *] or (ii) such lesser amount resulting from adjustment based upon the Purchased Assets actually delivered.

f.                 As an example, assume that the parties’ final count of the components constituting the June Order is [* * *] ([* * *]short of the [* * *] face amount of the June Order).  Overland shall pay the [* * *], and shall deduct the [* * *] off of the September Order. In the event the parties’ count of the components constituting the September Order is [* * *] ([* * *] short of the [* * *] set forth in (b)), then Overland shall be required to revise the amount of the September Order by a total of [* * *] (the [* * *] from the June Order and the [* * *] from the September Order) and issue a purchase order in the amount of [* * *].

g.              Sanmina-SCI shall pay for all costs to warehouse the Purchased Components through September 30, 2007.  At that time, Overland shall either (i) transfer the Purchased Components to another location or (ii) enter into its own lease with the owner of the warehouse.

3.                                       [* * *]

4.                                       Sections 15.1 (Integration) and 15.5 (Governing Law) of the Agreement shall apply to this Second Amendment.

5.                                       Any capitalized terms contained in this Transition Amendment and not defined in this Second Amendment have the meanings for such terms as are set forth in the Agreement.

6.                                       Except as expressly provided in or required as a consequence of this Second Amendment, the Agreement remains un-amended and unmodified and in full force and effect.

7.                                       This Second Amendment, the Transition Amendment, the Agreement, Amendment No. 1 and Amendment No. 2, contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior agreements, negotiations, or representations between the parties with respect to the subject matter hereof, whether written or oral.  Notwithstanding the foregoing or paragraphs 4 or 6 above, with respect to component related liability and any other obligation of either party with respect to raw materials, parts and components, this Second Amendment represents the entire agreement of the parties and in the event of any conflict between this Second Amendment and any of the other aforementioned documents, this Second Amendment shall control.

8.                                       This Second Agreement may be modified only by a subsequent written agreement signed by the parties.

9.                                       If any provision of this Second Amendment is held to be unenforceable, the remaining provisions will continue unaffected.

IN WITNESS WHEREOF, the undersigned hereunto set their hands and seals this as of the date first written above.

SANMINA-SCI CORPORATION	OVERLAND STORAGE, INC.

/s/ Tom Clawson	/s/ Vernon A. LoForti
By: Tom Clawson	By: Vernon A. LoForti
Title: Executive Vice President	Title: Chief Financial Officer

Exhibit A

Components

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